Exhibit 10.6

Genco Shipping & Trading Limited

Performance Restricted Stock Unit Grant Agreement

THIS AGREEMENT, made as of February 16, 2026, between GENCO SHIPPING & TRADING LIMITED (the “Company”) and Joseph Adamo (the “Participant”).

WHEREAS, the Company has adopted and maintains the Genco Shipping & Trading Limited Amended and Restated 2015 Equity Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to: (a) enter into and remain in the service of the Company, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company;

WHEREAS, the Plan provides that the Board of Directors of the Company or a committee to which the Board of Directors has delegated such authority (the Board of Directors or such committee, as applicable, the “Administrator”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards;

WHEREAS, the Administrator has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Grant of PRSUs.  Pursuant to, and subject to, the terms and conditions set forth herein (including without limitation Section 17 hereof) and in the Plan, the Company hereby grants to the Participant an award of performance restricted stock units (“PRSUs”) with a target award equal to 6,215 restricted stock units (the “Target PRSUs”). Each earned and vested PRSU represents the right to receive one share of Common Stock or, in the discretion of the Administrator, an amount of cash equal to the Fair Market Value of such share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.
2.Grant Date.  The Grant Date of the PRSUs is February 16, 2026.
3.Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.
4.Vesting.

(a)The performance period for the PRSUs shall be the period beginning January 1, 2026 and ending on December 31, 2028 (or, if earlier and as otherwise provided in this Agreement, the consummation of a Change in Control) (the “Measurement Period”). Subject to the terms and conditions of this Agreement, the number of PRSUs that shall be deemed earned and vested, if any, shall be determined based on the level of achievement of the performance metrics set forth on Exhibit A (such performance metrics, the “Performance Metrics”) over the Measurement Period, with the number of PRSUs that may be earned and vested ranging from zero to 200% of the Target PRSUs. Any PRSUs (and any related Dividend Equivalents) that are determined not to be earned and vested at the end of the Measurement Period shall be forfeited and cancelled for no value without further action of the Participant or the Company.

As soon as reasonably practicable following the end of the Measurement Period, the Committee shall determine the level of achievement of the Performance Metrics and the percentage of the Target PRSUs earned pursuant to such criteria (the date of such determination, the “Determination Date”). As soon as reasonably practicable following the Determination Date (but no later than March 15th of the year following the year in which the end of the Measurement Period occurs), all earned and vested PRSUs shall be settled.

(b)In the event of the occurrence of a Change in Control during the Measurement Period where the PRSUs are not assumed or exchanged for an equivalent substitute award by the Company or its successor:

(i)

If the Participant is employed by the Company as of the Change in Control, then (w) the effective date of the Change in Control shall be the last day of the Measurement Period, (x) the Participant shall earn and vest in the Target PRSUs as of the Change in Control as if the Performance Metrics had been achieved at the Target level set forth in Exhibit A, (y) such Target PRSUs shall be settled on the effective date of the Change of Control and (z) any PRSUs (and any related Dividend Equivalents) that do not become earned and vested on the Change in Control shall be forfeited and cancelled with no consideration.

(ii)

If the Participant’s employment with the Company terminated before the Change in Control by the Company on account of the Participant’s death or disability, then (w) the effective date of the Change in Control shall be the last day of the Measurement Period, (x) the Participant shall earn and vest in the Pro Rata Portion (pursuant to Section 6(b)) of the Target PRSUs as of the Change in Control as if the Performance Metrics had been achieved at the Target level set forth in Exhibit A, (y) such Target PRSUs shall be settled on the effective date of the Change of Control and (z) any PRSUs (and any related Dividend Equivalents) that do not become earned and vested on the Change in Control shall be forfeited and cancelled with no consideration.

5.Restrictions on Transferability.  No PRSUs may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution. In the event that the Participant becomes legally incapacitated, the Participant’s rights with respect to the PRSUs shall be exercisable by the Participant’s legal guardian or legal representative. The PRSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the PRSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon an PRSUs, shall be null and void and without effect. All shares of Common Stock underlying the PRSUs shall be subject to the transfer restrictions and rights of the Company set forth in the Company’s Articles of Incorporation.
6.Termination of Service.

(a)In the event that the Participant’s Service with the Company terminates for any reason other than a termination by the Company without cause (as defined in the Plan), or the Participant’s death or disability (as defined in the Plan) prior to the end of the Measurement Period, all unvested PRSUs, together with any Dividend Equivalents related to such PRSUs, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates and the Participant shall not be entitled to any compensation or other amount with respect to such forfeited PRSUs.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of, or a consultant to, the Company.

(b)Except as provided in Section 4(b) hereof, in the event that, before the end of the Measurement Period, the Participant’s Service with the Company is terminated on account of the Participant’s death or disability, a “Pro Rata Portion” of the Participant’s PRSUs shall remain outstanding during the Measurement Period and shall vest and such Pro Rata Portion shall be settled, if and to the extent the Performance Metrics are achieved, as set forth in Sections 4 and 7. For purposes hereof, “Pro Rata Portion” shall be based on a calculation where the numerator is the number of completed months that have elapsed between the first day of the Measurement Period through the date of termination of the Participant’s Service and the denominator is 36.

(c)In the event that, before the end of the Measurement Period, the Participant’s Service as an employee of the Company is terminated by the Company without cause (as defined in the Plan), (i) the effective date of the termination of Service shall be the last day of the Measurement Period, (ii) the Participant shall earn and vest in the Target PRSUs as of the effective date of the termination of Service, (iii) the Target PRSUs shall be settled on the effective date of the termination of Service.

7.Settlement.

(a)All earned and vested PRSUs shall be settled by the Company’s issuance and delivery to the Participant of a number of shares of Common Stock equal to the number of vested PRSUs or, in the discretion of the Administrator, by the payment of an amount in cash equal to the Fair Market Value of such shares of Common Stock (with Fair Market Value determined as of the Determination Date.

(b)Notwithstanding the above, if the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 7(a) hereof and the shares in such distribution are not subject to a trading plan to which the Recipient and the Company are parties adopted under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, amended, pursuant to which at least an approximately sufficient number of such shares (in the discretion of the administrator) are to be sold at the time of such distribution to cover the Participant’s tax obligations with respect to such distribution, such distribution shall instead be made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (1) the last business day of the calendar year in which the vesting in respect of such distribution occurred and (2) the 90th day after the date of the vesting in respect of such distribution (or, if such 90th day is not a business day, the immediately preceding business day).

(b) The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of PRSUs, unless and until shares of Common Stock are issued to the Participant in respect of such PRSUs.

8.Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Administrator may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Administrator, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.
9.Dividend Equivalents.  Notwithstanding anything herein, each PRSU granted hereunder is hereby granted in tandem with a corresponding dividend equivalent applicable to all types of dividends, whether extraordinary, ordinary, in cash, stock, or other property (a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the PRSU to which it corresponds. If a PRSU is forfeited, the corresponding Dividend Equivalent shall be forfeited as well. If a PRSU becomes earned and vested, at such time as a PRSU is settled pursuant to this Agreement, the corresponding Dividend Equivalent shall be settled for a payment in cash equal to the aggregate value of dividends declared, if any, on the Common Stock underlying such PRSU; provided, however, if any dividends or distributions are paid in shares of Common Stock, the Administrator, in its discretion, may settle such Dividend Equivalent in cash or shares of Common Stock. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the PRSUs underlying such Dividend Equivalents.
10.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this

Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
11.Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.
12.Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
13.Counterparts.  This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
14.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.
15.Forfeiture and Recapture.   The PRSUs and any Common Stock issued or cash paid with respect to the PRSUs will be subject to recoupment in accordance with any existing clawback or recoupment policy, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
16.Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Agreement and the PRSUs shall be final and conclusive.
17.Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.
18.Equitable Best Net.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Participant (including, but not limited to, any payment or benefit received in connection with a change in control of the Company or the termination of the Participant’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, but not limited to, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  All determinations required by this Section 18 will be at the expense of the Company.

19.Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chairman of the Board of Directors of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing at the most recent address as Participant may have on file with the Company.
20.Retention Agreement.  Notwithstanding anything to the contrary herein, if the Participant is eligible to participate in the Genco Shipping & Trading Limited Employee Retention Plan (the “Retention Plan”) and has executed a Participation Agreement pursuant to, and as defined in, the Retention Plan, and the Restricted Stock Units are not vested pursuant to Section 4(b) hereof, the terms of the Retention Plan shall apply to the Restricted Stock Units in the event of a Change in Control (as defined in the Retention Plan).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Chief Financial Officer

/s/ Joseph Adamo
Joseph Adamo

Exhibit A

50% of the Target PRSUs vest based on Relative Total Shareholder Return (“rTSR”) and 50% of the Target PRSUs vest based on Return on Invested Capital (“ROIC”), as provided below:

Performance Metric	Award Weighting	Threshold	Target	Stretch
rTSR	50%	25th Percentile	55th Percentile	85th Percentile
ROIC	50%	2.0%	4.0-5.0%	9.0%
Percent of Target PRSUs Earned		25%	100%	200%

If the level of performance achievement is between two of these identified levels of performance (i.e., between Threshold and Target or between Target and Stretch), the actual amount of the PRSUs that is earned will be “interpolated” in a linear progression between such goals.

For avoidance of doubt, failure to achieve Threshold of one Performance Metric (i.e., failure to achieve threshold for rTSR or failure to achieve threshold for ROIC) shall not result in the forfeiture of the PRSUs subject to the Performance Metric that is achieved.

For purposes of this Agreement, the following terms shall have the following meanings:

“Peer Group” shall mean Star Bulk Carriers Corp., Diana Shipping Inc., Safe Bulkers, Inc., Pacific Basin Shipping Limited, Pangaea Logistics Solutions Ltd., Seanergy Maritime Holdings Corp., Taylor Maritime Investments Limited, 2020 Bulkers Ltd., Thoresen Thai Agencies Plc., Costamare Bulkers Holdings Limited, and Precious Shipping Public Company Limited. Any members of the Peer Group that become acquired are removed from the Peer Group.

“rTSR” shall be based on share price for the Peer Group measured at the end of the Measurement Period based on a twenty (20) trading day average plus dividends paid (assumed to be reinvested) compared to the share price for the Peer Group at the start of the Measurement Period based on a twenty (20) day trading average. Any Peer Group member that enters bankruptcy, liquidation, or delisting is assumed to be -100%.

“ROIC” is an internally adjusted ratio based on Net Operating Profit After Taxes (NOPAT) / (debt + equity - cash) and is averaged for each year during the Measurement Period.

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